Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 28, 2025, with respect to the consolidated financial statements of Canvas Energy Inc. included in the Current Report of Diversified Energy Company on Form 8-K/A filed on February 6, 2026, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 9, 2026